Exhibit 99.3

Mannatech Announces New Consulting Arrangement

with Dr. Bill McAnalley For Scientific Research

Coppell, TX, August 10, 2005 – Mannatech, Incorporated (NASDAQ-MTEX) announced today that with the culmination of Dr. Bill McAnalley’s historic tenure as its Chief Science Officer, it has signed a Consulting Agreement with Dr. McAnalley to develop new products, find new plant sources of glyconutrients and develop new assays, as well as other projects agreed to by the parties.”

Sam Caster, Mannatech’s Chairman, Founder and CEO said, “Dr. McAnalley has an outstanding record of creating innovative healthcare products that fill a need in the marketplace. We believe his solid scientific support has helped build the sales of those products and the Mannatech brand. The originality of Dr. McAnalley’s thought is evident in the approximately 88 patents he has been granted for his products worldwide.”

While at Mannatech, Dr. McAnalley recognized the nutritional importance of a variety of sugars the body uses for cellular communication. Based on this discovery, he was the primary inventor of Ambrotose® Complex, a combination of plant-based sugars that support a strong immune system, which has resulted in Mannatech being awarded patents in 18 countries.

Concerning the new Consulting Agreement, Mr. Caster, said, “Mannatech is excited because this agreement will allow us to continue making the best use of Dr. McAnalley’s gifts. This move will free Bill to focus his scientific support of existing products and provide an environment in which his creativity can flourish in development of new products as well.”

Dr. McAnalley said, “Nothing is more rewarding to me than solving scientific problems that make a difference in people’s health. I am excited and grateful for the opportunity Mannatech is giving me. I can’t wait to get started.”

Dr. McAnalley joined Mannatech as Director of Research, Development and New Products in 1996 and has been its Chief Science Officer since 1997. He earned his B.S. in Mathematics from Angelo State University in his home town of San Angelo, Texas. On a National Science Foundation (NSF) Fellowship, he earned a Masters of Science degree in Chemistry and Biology from New Mexico Highlands University in Las Vegas, New Mexico. On a National Institutes of Health (NIH) Fellowship, he earned a Ph.D. in Pharmacology/Toxicology from the University of Texas Health Science Center in Dallas, Texas. He completed his post-doctoral training in Forensic Toxicology at the Dallas Institute of Forensic Science, as well as from the Southwestern Medical School Program at Parkland Hospital in Dallas, Texas. Dr. McAnalley has been a contributing author of several books including two editions of Goth’s Medical Pharmacology. He has published approximately 90 manuscripts and abstracts and was responsible for direction and supervision of work that resulted in an additional approximately 71 publications.

Effective August 9, 2005, Eileen Vennum, having resigned her current position as Senior Vice President of Research & Development Administration for Mannatech, plans to assume responsibility for operation of Dr. McAnalley’s new research organization. Ms. Vennum created Mannatech’s award-winning library website, GlycoScience.org and founded the Journal of GlycoScience & Nutrition, an on-line, peer-reviewed scientific journal that focuses on the nutritional aspects of glycobiology.

About Mannatech, Incorporated

Mannatech, based in Coppell, Texas, is a wellness solutions provider that sells its products through a global network-marketing system throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, Republic of Korea, Taiwan, and Denmark. For additional information about Mannatech, please visit its corporate Web site: www.mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified generally by the use of phrases or terminology such as “may,” “believes,” and “plans” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain Associates and Members, increases in competition, litigation, regulatory changes and its planned growth into new international markets. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions its readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Relations Contact:

Steve Fenstermacher

972.471.6512

ir@mannatech.com